FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Announces Second Quarter Fiscal Year 2005 Results

DALLAS, TEXAS: January 20, 2005 — Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions announced today diluted earnings per share increased 14% to $0.73 for the second quarter of fiscal year 2005 compared to an adjusted $0.64 in the second quarter of fiscal year 2004. The second quarter of fiscal year 2004 reported diluted earnings per share of $1.80 included a net benefit of $1.25 per diluted share associated with the divestiture of a majority of the Federal government business (“Federal Divestiture”), discontinuance of depreciation and amortization prior to the closing of the Federal Divestiture and compensation costs associated with former Federal employees, as well as a charge of $0.09 per diluted share related to the settlement with the Georgia Department of Community Health. Revenues for the second quarter of fiscal year 2005 were $1.03 billion compared to $998 million in the prior year period. Excluding the revenue associated with the Federal Divestiture, revenues for the second quarter of fiscal year 2005 increased 11% over the prior year period.

Diluted earnings per share for the six months ended December 31, 2004 increased 17% to $1.45 compared to an adjusted $1.24 per share in the prior year period, excluding the net benefit from the Federal Divestiture and the settlement charge discussed above. Revenues for the six months ended December 31, 2004 were $2.07 billion compared to $2.03 billion in the prior year period. Excluding the revenue associated with the Federal Divestiture, revenues for the six months ended December 31, 2004 increased 16% over the prior year.

“Business momentum is very solid,” said Jeff Rich ACS’ Chief Executive Officer. “We had a fantastic quarter of new business signings which should cause internal revenue growth to accelerate during the balance of the year. I was also very pleased with our operating margins and cash flow metrics, both of which continue to run ahead of our expectations. Lastly, our balance sheet is in great shape, giving us flexibility to maximize shareholder value.”

Other key highlights from ACS’ second quarter results include:

•	Annualized recurring new business signings was a record at $227 million during the quarter. These new business signings represented over $1.1 billion of total contract value.

•	Cash flow from operations was approximately $180 million, or 17.5% of revenues. Capital expenditures and additions to intangible assets were approximately $61 million, or 5.9% of revenues. Free cash flow (defined as operating cash flow less capital expenditures and additions to intangibles) was $120 million, or 11.6% of revenues.

•	Total revenue growth excluding the Federal Divestiture was 11%. Internal revenue growth for the quarter was 4% with the remaining growth from acquisitions.

•	During the second quarter, the Company announced a tender offer to purchase all of the outstanding shares of Superior Consultant Holdings Corporation. With trailing annual revenues of approximately $104 million, Superior specializes in information technology outsourcing and strategic consulting services for healthcare providers. The Company expects the acquisition to be closed during the third quarter of fiscal year 2005.

•	During the quarter, the company successfully completed its previously announced $1.5 billion, multi-currency, senior unsecured revolving credit facility with a term of 60 months. The new credit facility recognizes the Company’s strong financial profile and investment grade rating, and provides for greater financial flexibility.

•	From September 2003 through December 31, 2004, the Company has repurchased approximately 15.3 million shares of Class A common stock at an aggregate purchase price of approximately $758 million at an average purchase price of approximately $50 per share. Approximately $15 million, or 270,000 shares were repurchased during the quarter at an average price of $54. The Company has approximately $492 million of availability remaining under its share repurchase program.

Financial Outlook

The Company’s financial guidance for the fiscal year ending June 30, 2005 is as follows:

•	Revenue is expected to range from $4.375 billion to $4.45 billion.

•	Diluted earnings per share is expected to range from $3.10 to $3.15 per share.

The Company introduces financial guidance for the third quarter of fiscal year 2005 as follows:

•	Revenue is expected to range from $1.1 billion to $1.125 billion.

•	Diluted earnings per share is expected to range from $0.79 to $0.81 per share.

ACS will discuss these results on a conference call and webcast on www.acs-inc.com at 3:30 p.m. CST today. During the conference call, management will refer to a presentation provided on the Investor Relations page of ACS’ website and will use certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided.

ACS, a FORTUNE 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to our Business” in the Company’s most recent Form 10-K. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow, internal revenue growth and adjusted earnings per share, to provide both management and investors a more complete understanding of the Company’s underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, free cash flow is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies.

Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. Acquired revenue from acquisitions is based on pre-acquisition normalized revenue of acquired companies. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to be infrequently occurring. We believe this adjusted measure is more indicative of the Company’s operating performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, in thousands except per share amounts)

	Three months ended			Six months ended
	December 31,			December 31,
	2004	2003		2004	2003
Revenues (1)	$1,027,286	$997,879	(3)	$2,073,468	$2,034,514	(3)

Expenses:

Wages and benefits	435,970	443,555	(2)	867,818	920,667	(2)
Services and supplies	251,006	271,962	(3)	526,068	536,926	(3)
Rent, lease and maintenance	121,124	96,920		240,117	192,850
Depreciation and amortization	55,586	42,216	(2)	109,905	83,627	(2)
Gain on sale of business	—	(284,346	) (2)	—	(284,346	) (2)
Other operating expenses	8,676	24,591	(3)	19,595	37,880	(3)

Total operating expenses	872,362	594,898		1,763,503	1,487,604

Operating income	154,924	402,981		309,965	546,910

Interest expense	2,869	5,325		6,824	10,545
Other non-operating income, net	(1,776)	(988)		(1,342)	(1,168)

Pretax profit	153,831	398,644		304,483	537,533

Income tax expense	57,686	145,614		114,181	197,695

Net income	$96,145	$253,030		$190,302	$339,838

Earnings per common share:

Basic	$0.75	$1.93		$1.48	$2.57

Diluted (4)	$0.73	$1.80		$1.45	$2.41

Shares used in computing earnings per common share:

Basic	128,619	131,001		128,283	132,087

Diluted (4)	131,933	141,880		131,501	142,889

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(1)	For the three and six months ended December 31, 2004, the Company generated internal revenue growth of 4% and 7%, respectively. Internal revenue growth is measured as follows ($ in millions):

	Three Months Ended December 31,			Six Months Ended December 31,
	2004	2003	Growth %(a)	2004	2003	Growth % (a)
Total Revenues	$1,027	$998	3%	$2,074	$2,034	2%
Less: Divested	—	(70)		(1)	(252)

Adjusted Base	$1,027	$928	11%	$2,073	$1,782	16%

Acquired revenues*	$105	$40	7%	$201	$40	9%
Internal Revenues	922	888	4%	1,872	1,742	7%

Total	$1,027	$928	11%	$2,073	$1,782	16%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.

(2)	During the second quarter of fiscal 2004, the Company completed the Federal Divestiture. The second quarter of fiscal 2004 includes a benefit of $276.4 million ($176.7 million after tax), or $1.25 per diluted share associated with the divestiture, discontinuance of depreciation and amortization related to the assets held for sale and compensation costs associated with former Federal employees. This net benefit before taxes is recorded in three components: (i) Wages and benefits includes a $9.8 million ($0.04 per diluted share) compensation charge related to former Federal employees; (ii) Depreciation and amortization includes a $1.9 million benefit ($0.01 per diluted share) associated with the discontinuance of depreciation and amortization, and (iii) Gain on sale of business represents a $284.3 million gain ($1.28 per diluted share) on the Federal Divestiture. In addition, the second quarter of fiscal 2004 results also included a $0.09 per diluted share charge associated with the settlement with the Georgia Department of Community Health as discussed in Footnote 3 below.

Reported Q2 FY04 diluted EPS	$1.80
Adjustments:
Compensation charge	.04
Depreciation & amortization benefit	(.01)
Net gain from sale	(1.28)
Georgia settlement	.09

Adjusted Q2 FY04 diluted EPS	$0.64

The impact of the Federal Divestiture on the first quarter of fiscal 2004 was a $4.3 million ($0.02 per diluted share) benefit associated with the discontinuance of depreciation and amortization.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(3)	The second quarter of fiscal 2004 includes a pretax profit charge of $19.3 million, or $0.09 per diluted share associated with the settlement with the Georgia Department of Community Health. This charge is recorded in three components: (i) Revenue includes a $6.7 million reduction resulting from the change in our percentage-of-completion estimates; (ii) Services and supplies includes a charge of $2.6 million associated with the accrual of wind-down costs associated with the cancellation of Phase II; and, (iii) Other operating expenses include an accrual of $10.0 million that was paid to the State of Georgia pursuant to the settlement.

(4)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $2.1 million for the three months ended December 31, 2003, and $4.1 million for the six months ended December 31, 2003. In addition, the diluted weighted shares include 7.3 million shares for the three and six months ended December 31, 2003 representing shares that would be issued upon conversion of the notes.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2004	2004
	(Unaudited)	(Audited)
ASSETS:
Cash and cash equivalents	$35,866	$76,899
Accounts receivable, net	844,609	873,471
Other current assets	102,272	94,054

Total current assets	982,747	1,044,424

Property, equipment and software, net	562,273	521,772
Goodwill, net	2,039,786	1,969,326
Other intangible assets, net	296,362	283,767
Other long-term assets	83,473	87,953

TOTAL ASSETS	$3,964,641	$3,907,242

LIABILITIES:
Accounts payable	$64,437	$61,749
Accrued compensation	83,669	133,530
Other accrued liabilities	287,616	342,648
Income taxes payable	30,705	10,628
Deferred taxes	37,111	25,426
Current portion of long-term debt	4,953	2,048
Current portion of unearned revenue	58,406	61,541

Total current liabilities	566,897	637,570

Long-term debt	254,950	372,439
Long-term deferred taxes	239,711	234,183
Other long-term liabilities	87,140	72,563

TOTAL LIABILITIES	1,148,698	1,316,755

TOTAL STOCKHOLDERS’ EQUITY	2,815,943	2,590,487

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,964,641	$3,907,242

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